UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2022

Signify Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40028	85-3481223
(State of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Connecticut Avenue
Norwalk, CT (Address of Principal Executive Offices)		06854 (Zip Code)

Registrant’s telephone number, including area code: (203) 541-4600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per Share	SGFY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2022, the Compensation & Talent Committee of the Board of Directors of Signify Health, Inc. (the “Company”) approved the adoption of the Signify Health, Inc. Executive Severance Plan (the “Severance Plan”) under which the Company’s executive officers (including the named executive officers) and certain additional key employees will be eligible to participate and receive severance payments and benefits in connection with certain qualifying terminations of their employment with the Company and its subsidiaries and affiliates. Under the Severance Plan, each participant is assigned a “tier” (based on their rank and title as of their termination date) upon which the participant’s level of severance payments and benefits will be based, as set forth in the table below. In the event of a participant’s termination of employment by the Company without “cause” or by the participant for “good reason” (each as defined in the Severance Plan), (i) in the case of executive officers, whether in connection with or otherwise unrelated to a “change in control” (as defined in the Severance Plan) of the Company and (ii) in the case of key employees, within 24 months following a change in control only, the participant will be eligible to receive (as applicable) (i) a cash severance payment equal to the participant’s then-current base salary multiplied by a severance multiplier based on the participant’s tier, as set forth in the table below, paid in installments over the applicable severance period, as set forth in the table below, (ii) a pro rata annual bonus for the year of termination, (A) in the case of any such termination that occurs within 24 months following a change in control, based on the greater of (x) target performance and (y) actual performance achieved through the end of the applicable performance year or (B) in the case of any other such termination, based on actual performance achieved through the end of the applicable performance year, in the case of either (A) or (B), paid when such bonuses are normally paid, (iii) payment of or reimbursement for up to 18 months of the cost of the participant’s COBRA premiums (for the participant and the participant’s dependents and less the portion of such premiums the participant would have been required to pay had the participant continued to be employed) and (iv) payment of any earned but unpaid bonus in respect of the most-recent bonus performance period ended prior to the termination date, paid when the bonus would have normally been paid. In addition, the Chief Executive Officer will also receive a cash amount equal to 1.5 times his then-current target annual bonus.

Tier	Title	Severance Multiplier	Severance Period
Tier 1	Chief Executive Officer	1.5	18 months
Tier 2	Chief Financial Officer and Chief Operating Officer	1.5	18 months
Tier 3	Other Executive Officers and Key Employees	1	12 months

The severance payments and benefits described above under the Severance Plan are subject to the participant’s execution and non-revocation of a general waiver and release of claims and continued compliance with the terms of any applicable non-compete, non-solicit, confidentiality or other restrictive covenant obligations to the Company and its subsidiaries and affiliates. In addition, participation in the Severance Plan is conditioned upon the participant’s execution of a participation agreement with the Company under which the participant acknowledges and agrees that the terms of the Severance Plan will supersede and replace (i) for Kyle Armbrester, the Company’s Chief Executive Officer, the severance pay and benefits provided under his existing employment agreement with Chloe Ox Holdings, LLC, dated as of April 23, 2018 (Mr. Armbrester’s employment agreement will otherwise remain in effect in accordance with its terms) and (ii) for each other participant in the Severance Plan, the participant’s existing employment agreement with the Company (or its applicable subsidiary or affiliate) in its entirety, which agreements are terminated and have no further force and effect.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Signify Health, Inc. Executive Severance Plan
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 104

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNIFY HEALTH, INC.

Date: August 1, 2022	By:	/s/ Steve Senneff
Name: Steve Senneff
Title: Chief Financial Officer and President